Exhibit 10.2

REVOLVING NOTE

Cary, North Carolina
$1,350,000	February 13, 2003

FOR VALUE RECEIVED, Tangram Enterprise Solutions, Inc., a Pennsylvania corporation (the “Borrower”), having an office at 11000 Regency Parkway, Suite 301, Cary, North Carolina 27511-8504, hereby promises to pay to the order of Safeguard Delaware, Inc., (the “Lender”), at the Lender’s address located at c/o Safeguard Scientifics, Inc., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087 or at such other place in the continental United States as the Lender may designate in writing, in lawful money of the United States, and in immediately available funds, the principal sum of up to One Million Three Hundred Fifty Thousand ($1,350,000) or so much thereof as shall have been advanced by the Lender to the Borrower as hereinafter set forth and then be outstanding, and to pay interest thereon as provided below:

        1. Note Exchange. This Note together with that certain Demand Note dated the date hereof made by the Borrower in favor of the Lender is being issued in replacement of that certain Second Amended Revolving Note, originally dated September 11, 1997 as amended by the First Amendment dated as of February 20, 2001, made by the Borrower in favor of Safeguard Scientifics, Inc., as assigned to Lender (the “Original Note”). The indebtedness evidenced by the Original Note (the “Original Indebtedness”) is continuing indebtedness of the Borrower and all such outstanding Original Indebtedness is hereby transferred to, and deemed to be outstanding under, this Note, and the Original Note shall be deemed to have been cancelled as of the date of this Note.

        2. Rate of Interest. The amount outstanding under this Note will bear interest at an annual rate equal to the announced prime rate of PNC Bank, N.A. (the “Prime Rate”) plus one percent (1%).

        3. Payment Terms. Accrued interst on this Note shall be due and payable by the Borrower quarterly in arrears on the first business day of January, April, July and October of each year.

        All outstanding principal and accrued but unpaid interest on this Note shall be due and payable upon the earlier to occur of the date (the “Maturity Date”): (i) one (1) year from the date of this Note, February 13, 2004, as provided below or (ii) on which the acquisition of the Borrower by an unaffiliated third party, other than Safeguard Scientifics, Inc., or any of its wholly-owned subsidiaries, in a bona fide change of control transaction (i.e. not a recapitalization or reincorporation for the purpose of changing corporate domicile or other similar transaction) is consummated, regardless of the form of the transaction (e.g., merger, consolidation, sale of assets or sale of stock). In addition, upon the closing of a sale of debt or equity securities by the Borrower to any third party, the Borrower shall apply the proceeds (net of underwriting discounts and commissions) in excess of $2,500,000 first to the repayment of the then outstanding obligations under this Note.

        Lender shall notify Borrower in writing by November 13, 2003, whether or not Lender, at its sole discretion, will renew this Note. If Lender determines not to renew this Note, Borrower shall pay all outstanding principal and accrued but unpaid interest on this Note by August 13, 2004.

        The Lender agrees to make advances under this Note (each, an “Advance”) to the Borrower at any time or from time to time on or after the date hereof in accordance with the terms of this Note. All amounts so advanced hereunder and all payments made on account of the principal hereof shall be recorded in the books of the Lender, which records shall be final and binding, but the Lender’s failure to do so shall not release the Borrower from any of its obligations hereunder.

        Borrower may from time to time borrow, repay and reborrow under this Note until the Maturity Date. Prior to the Maturity Date, Borrower may request that the Lender make an Advance under this Note by delivering to the Lender, not later than 12:00 noon, Eastern Standard Time, a request by telephone by an authorized officer of Borrower immediately confirmed in writing by letter, facsimile or telex from the Chief Executive Officer or Chief Financial Officer of Borrower (an “Advance Request”), it being understood that the Lender may rely on the authority of such officer making such a telephonic request without the necessity of receipt of such written confirmation. Each Advance Request shall specify (a) the proposed borrowing date; and (b) the amount of the proposed borrowing hereunder.

        All payments made on this Note (including, without limitation, prepayments) shall be applied, at the option of the Lender, first to late charges and collection costs, if any, then to accrued interest and then to principal. Interest payable hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Accrued and unpaid interest shall be due and payable upon maturity of this Note. After maturity or in the event of default, interest shall continue to accrue on the Note at the rate set forth above and shall be payable on demand of the Lender.

        Notwithstanding anything in this Note, the interest rate charged hereon shall not exceed the maximum rate allowable by applicable law. If any stated interest rate herein exceeds the maximum allowable rate, then the interest rate shall be reduced to the maximum allowable rate, and any excess payment of interest made by the Borrower at any time shall be applied to the unpaid balance of any outstanding principal of this Note.

        4. Prepayment. The outstanding principal amount of this Note may be prepaid by the Borrower upon notice to the Lender in whole at any time or in part from time to time without any prepayment penalty or premium; provided, that upon such payment any interest due to the date of such prepayment on such prepaid amount shall also be paid.

        5. Event of Default. For purposes of this Note, an “Event of Default” shall consist of

a.	a default in the payment by the Borrower to the Lender of principal or interest under this Note as and when the same shall become due and payable;

b.	an event of default by the Borrower under any other obligation, instrument, note or agreement for borrowed money, that remains uncured beyond any applicable notice and/or grace period;

c.	institution of any proceeding by or against the Borrower under any present or future bankruptcy or insolvency statute or similar law and, if involuntary, if such proceeding is not stayed or dismissed within sixty (60) days, or the Borrower’s assignment for the benefit of creditors or the appointment of a receiver, trustee, conservator or other judicial representative for the Borrower or the Borrower’s property or the Borrower’s being adjudicated bankrupt or insolvent; or

d.	the liquidation, dissolution or winding up of the Borrower; provided that, solely for the purposes of this Section 7, a liquidation, dissolution or winding up of the Borrower shall include (i) the Borrower’s sale of all or substantially all of its assets, or (ii) any acquisition of the Borrower or a change of control of the Borrower by another entity by means of any transaction or series of related transactions (including, without limitation, any stock sale, merger, consolidation or other corporate reorganization, but excluding any merger effected primarily for the purpose of changing the domicile of the Borrower) that results in the transfer of 50% or more of the outstanding voting power of the Corporation.

        Upon the occurrence of any Event of Default, interest shall accrue on the outstanding balance of this Note at the Prime Rate plus three percent (3%), the entire unpaid principal amount of this Note and all unpaid interest accrued thereon shall, at the sole option of the Lender, without notice, become immediately due and payable, and the Lender shall thereupon have all the rights and remedies provided hereunder or now or hereafter available at law or in equity.

        6. Legal Proceedings; Arbitration. Any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of interest and costs, exceeds $1,000,000 (“Summary Proceeding”), arising out of or relating to this Note, or the breach, termination or validity thereof, shall be litigated exclusively in the Superior Court of the State of Delaware (the “Delaware Superior Court”) as a summary proceeding pursuant to Rules 124-131 of the Delaware Superior Court, or any successor rules (the “Summary Proceeding Rules”). Each of the parties hereto hereby irrevocably and unconditionally (i) submits to the jurisdiction of the Delaware Superior Court for any Summary Proceeding, (ii) agrees not to commence any Summary Proceeding except in the Delaware Superior Court, (iii) waives, and agrees not to plead or to make, any objection to the venue of any Summary Proceeding in the Delaware Superior Court, (iv) waives, and agrees not to plead or to make, any claim that any Summary Proceeding brought in the Delaware Superior Court has been brought in an improper or otherwise inconvenient forum, (v) waives, and agrees not to plead or to make, any claim that the Delaware Superior Court lacks personal jurisdiction over it, (vi) waives its right to remove any Summary Proceeding to the federal courts except where such courts are vested with sole and exclusive jurisdiction by statute and (vii) understands and agrees that it shall not seek a jury trial or punitive damages in any Summary Proceeding based upon or arising out of or otherwise related to this Agreement waives any and all rights to any such jury trial or to seek punitive damages.

In the event any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of interest and costs, does not exceed $1,000,000 (a “Proceeding”), arising out of or relating to this Note or the breach, termination or validity thereof is brought, the parties to such Proceeding agree to make application to the Delaware Superior Court to proceed under the Summary Proceeding Rules. Until such time as such application is rejected, such Proceeding shall be treated as a Summary Proceeding and all of the foregoing provisions of this Section relating to Summary Proceedings shall apply to such Proceeding.

If a Summary Proceeding is not available to resolve any dispute hereunder, the controversy or claim shall be settled by arbitration conducted on a confidential basis, under the U.S. Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association (the “Association”) strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The arbitration shall be conducted at the Association’s regional office located closest to the Lender’s principal place of business by three arbitrators, at least one of whom shall be knowledgeable in general business matters and one of whom shall be an attorney. Judgment upon the arbitrators’ award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless at least 60 days prior thereto such party shall have given written notice to the other party of its intent to do so.

Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests but such remedies shall not be sought as a means to avoid or stay arbitration or a Summary Proceeding.

        7. Demand Waiver; Offset. The Borrower hereby waives presentment, demand, protest and notice of dishonor and protest, and also waives all other exemptions; and agrees that extension or extensions of the time of payment of this Note or any installment or part thereof may be made before, at or after maturity by agreement by the Lender. Upon default hereunder, the Lender shall have the right to offset the amount owed by the Borrower against any amounts owed by the Lender in any capacity to the Borrower, whether or not due, and the Lender shall be deemed to have exercised such right of offset and to have made a charge against any such account or amounts immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of the Lender subsequent thereto.

        8. Attorneys Fees; Costs and Expenses.The Borrower shall pay to the Lender, upon demand, all costs and expenses, including, without limitation, attorneys’ fees and legal expenses, that may be incurred by the Lender in connection with the enforcement of this Note.

        9. Notices. Notices required to be given hereunder shall be deemed validly given (i) three business days after sent, postage prepaid, by certified mail, return receipt requested, (ii) one business day after sent, charges paid by the sender, by next day delivery or other guaranteed delivery service, (iii) when sent by facsimile transmission, or (iv) when delivered by hand:

If to the Lender:	Safeguard Delaware, Inc. C/o Safeguard Scientifics, Inc. 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087 Attn: Chief Financial Officer

If to the Borrower:	Tangram Enterprise Solutions, Inc. 11000 Regency Parkway Suite 301 Cary, North Carolina 27511-8504 Attn: Chief Financial Officer

or to such other address, or in care of such other person, as the holder or the Borrower shall hereafter specify to the other from time to time by due notice.

        10. Miscellaneous. Any failure by the Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time. No amendment to or modification of this Note shall be binding upon the Lender unless in writing and signed by it. Any provision hereof found to be illegal, invalid or unenforceable for any reason whatsoever shall not affect the validity, legality or enforceability of the remainder hereof. This Note shall apply to and bind the successors of the Borrower and shall inure to the benefit of the Lender, its successors and assigns.

        11. Governing Law. This Note shall be governed by and interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Borrower, by its duly authorized officer intending to be legally bound hereby, has duly executed this Note as of the date first written above.

TANGRAM ENTERPRISE SOLUTIONS, INC.

By:	/s/ Norman L. Phelps
Name:	Norman L. Phelps
Title:	President and CEO

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